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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------


                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     Of The Securities Exchange Act Of 1934

Check the appropriate box:

[ ]     Preliminary Information Statement
[ ]     Confidential for Use of the Commission Only (as permitted by Rule
        14c-5(d)(2)
[X]     Definitive Information Statement



                              CALDERA SYSTEMS, INC.
                (Name of Registrant as Specified in its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14cB5(g) and 0B11.
        (1)    Title of each class of securities to which transaction applies:
        (2)    Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0B11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)    Proposed maximum aggregate value of transaction:
        (5)    Total fee paid:
[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0B11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)    Amount Previously Paid:
        (2)    Form, Schedule or Registration Statement No.:
        (3)    Filing Party:
        (4)    Date Filed:

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

                              CALDERA SYSTEMS, INC.
                             240 West Center Street
                                Orem, Utah 84057

                          ----------------------------

                              INFORMATION STATEMENT

                          ----------------------------


        This Information Statement is being furnished by Caldera Systems, Inc., a Delaware corporation (the "COMPANY"), to the holders of the Company's common stock, $.001 par value (the "COMMON STOCK") as of July 14, 2000 in connection with a proposal to amend the Caldera Systems, Inc. 1999 Omnibus Stock Incentive Plan (the "1999 INCENTIVE PLAN").

        On July 14, 2000, the board of directors of the Company (the "BOARD") approved, subject to shareholder approval, an amendment to the 1999 Incentive Plan (the "PLAN AMENDMENT") to (i) increase the number of shares of Common Stock subject to the 1999 Incentive Plan from 4,105,238 shares to 6,405,238 shares,
(ii) to provide that, as of November 1 of each year, the number of shares subject to the Plan shall increase by 3% of the total number of shares of Common Stock outstanding on October 31st of such year, and (iii) to provide that, notwithstanding a greater increase in the number of shares subject to the 1999 Incentive Plan, the number of shares that may be issued upon the exercise of Incentive Stock Options under the 1999 Incentive Plan shall in no event exceed 6,405,238 shares, increased by 100,000 shares on November 1 of each year between 2000 and 2008. On the same date, the holders of 27,440,640 shares of the Common Stock, constituting 70.3% of the issued and outstanding stock of the Company, delivered to the Company a written consent (the "CONSENT") approving the adoption of the Plan Amendment. This Information Statement is intended to serve as notice of adoption of the Plan Amendment by nonunanimous written consent, as contemplated by Section 228 of the Delaware General Corporation Law (the "DGCL").

        The Common Stock is traded on the Nasdaq National Market under the symbol "CALD". The closing price of a share of Common Stock, as reported by the Nasdaq National Market on July 27, 2000, was $7.50 per share.

        This Information Statement is first being mailed to shareholders of the Company on or about August 1, 2000. The Company will bear all costs and expenses related to this Information Statement. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Common Stock for the forwarding of solicitation material to such beneficial owners, and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

OTHER THAN DULY AUTHORIZED OFFICERS OF THE COMPANY, NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS INFORMATION STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS INFORMATION STATEMENT IS DATED AS OF AUGUST 1, 2000.

                              ---------------------

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE COMPANY.

                                     GENERAL

        This Information Statement is being furnished by Caldera Systems, Inc. to the holders of the Company's Common Stock in connection with a proposal to amend the Caldera Systems, Inc. 1999 Omnibus Stock Incentive Plan to increase the number of shares of Common Stock subject thereto. This Information Statement, which is being sent to all record holders of the Common Stock as of July14, 2000 (the "RECORD DATE"), and is intended to serve as notice of adoption of the Plan Amendment by nonunanimous written consent, as contemplated by
Section 228 of the DGCL.

        The principal executive offices of the Company are located at 240 West Center Street, Orem, Utah, 84057, and the Company's telephone number is (801) 765-4999.

               INFORMATION REGARDING THE CONSENT AND SHAREHOLDERS

RECORD DATE AND SHAREHOLDER INFORMATION

        Under the DGCL, the record date for shareholders entitled to receive notice of the Consent is July 14, 2000. At the close of business on the Record Date, there were 39,036,847 shares of Common Stock issued and outstanding, held by approximately 115 holders of record. Each share of outstanding Common Stock on the Record Date is entitled to cast one vote on each matter submitted to the shareholders for a vote (whether by written consent or at a meeting).

REQUIREMENTS FOR NONUNANIMOUS CONSENT

        Pursuant to Section 228 of the DGCL, approval of the Plan Amendment by nonunanimous written consent of the shareholders of the Company is permitted if a written consent, setting forth the action proposed to be taken, is delivered to the Company by the holders of outstanding voting shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that prompt notice of the action taken is given to all shareholders who have not signed the Consent and who, had action on the Plan Amendment been taken at a meeting, would have been entitled to notice of such meeting. This Information Statement, which is being sent to all record holders of the Common Stock as of the Record Date, is intended to serve as such notice required under Section 228 of the DGCL.

REQUIRED CONSENT FOR APPROVAL OF THE PLAN AMENDMENT

        Under the DGCL and governing Company documents, the approval of a majority of the issued and outstanding shares of Common Stock is sufficient to approve the Plan Amendment. Because the entities signing the Consent held a majority of the issued and outstanding Common Stock as of the Record Date, the execution and delivery of the Consent to the Company constitutes sufficient shareholder action to approve the Plan Amendment. No additional approval by the remaining holders of the Common Stock is required or requested with respect thereto.

              PROPOSAL APPROVED BY THE CONSENT: THE PLAN AMENDMENT

AMENDMENT TO THE 1999 OMNIBUS STOCK INCENTIVE PLAN

        On July 14, 2000, the Board approved, subject to shareholder approval, the Plan Amendment. The text of the Plan Amendment is set forth on Appendix A hereto.

        The purpose of the Plan Amendment is to an amend to the 1999 Incentive Plan is to (i) increase the number of shares of Common Stock subject to the 1999 Incentive Plan from 4,105,238 shares to 6,405,238 shares, (ii) to provide that, as of November 1 of each year, the number of shares subject to the 1999 Incentive Plan shall increase by 3% of the total number of shares of Common Stock outstanding on October 31st of such year, and (iii) to provide that, notwithstanding a greater increase in the number of shares subject to the 1999 Incentive Plan, the number of shares that may be issued upon the exercise of Incentive Stock Options under the 1999 Incentive Plan shall in no event exceed 6,405,238 shares, increased by 100,000 shares on November 1 of each year between 2000 and 2008.

        On July 14, 2000, the holders of 27,440,640 shares of the Common Stock, constituting 70.3% of the issued outstanding stock of the Company, delivered to the Company the Consent approving the adoption of the Plan Amendment. Under the DGCL and governing Company documents, the approval by written consent of a majority of the issued and outstanding shares of Common Stock is sufficient to approve the Plan Amendment. Because the entities signing the Consent held a majority of the issued and outstanding Common Stock as of the Record Date, the execution and delivery of the Consent to the Company constitutes sufficient shareholder action to adopt the Plan Amendment. No additional approval by the remaining holders of the Common Stock is required or requested with respect thereto. Accordingly, subject to the Company's delivery of this Information Statement to record holders of the Common Stock that did not sign the Consent and the expiration of any applicable waiting period set forth in governing SEC rules, the Plan Amendment has been approved and is effective.

DESCRIPTION OF THE 1999 INCENTIVE PLAN, AS AMENDED

        The following description of the 1999 Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof. Capitalized terms used herein will, unless otherwise defined, have the meanings assigned to them in the text of the 1999 Incentive Plan.

        GENERAL

        The 1999 Incentive Plan is intended to promote the interests of the Company and its shareholders by providing, officers, other employees, directors and others who are expected to contribute to the success of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and to acquire a proprietary interest in the long-term success of the Company, thereby aligning their interests more closely to the interests of the Company's shareholders.

        The 1999 Incentive Plan is not a qualified retirement plan under Section 401 of the Internal Revenue Code of 1986, as amended (the "CODE"), nor is it subject to the Employee Retirement Income Security Act of 1974, as amendment.

        The 1999 Incentive Plan is intended to qualify as a stock incentive plan under Section 422 of the Code. The 1999 Incentive Plan is also intended to provide performance-based compensation so as to be eligible for compliance with
Section 162(m) of the Code. Both Section 422 of the Code and Section 162(m) of the Code require shareholder approval of the 1999 Incentive Plan and all material amendments thereto. The Board conditioned its approval of the Plan Amendment and sought shareholder approval in order to satisfy the requirements of such Code sections.

        The 1999 Incentive Plan is also intended to comply with the requirements of Rule 16b-3 ("RULE 16B-3") promulgated under the Securities Exchange Act of 1934, as amended.

        SUMMARY OF TERMS

        As amended by the Plan Amendment, the 1999 Incentive Plan authorizes the grant of incentive awards with respect to an aggregate of 6,405,238 shares of Common Stock, subject to an automatic increase, as of November 1 of each year, by 3% of the total number of shares of Common Stock outstanding on October 31st of such year. (Notwithstanding a greater increase in the number of shares subject to the 1999 Incentive Plan, the number of shares that may be issued upon the exercise of Incentive Stock Options under the 1999 Incentive Plan shall in no event exceed 6,405,238 shares, increased by 100,000 shares on November 1 of each year between 2000 and 2008). Shares issued under the 1999 Incentive Plan may be authorized and unissued shares, treasury shares or shares acquired by the Company for purposes of the 1999 Incentive Plan. Generally, shares subject to an award that remains unissued upon expiration or cancellation of the award will be available for other awards under the 1999 Incentive Plan. In the event that the Compensation Committee of the Board (the "COMMITTEE") determines that any dividend or other distribution, stock split, recapitalization, reorganization, merger or other similar corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the 1999 Incentive Plan, then the Committee will make such equitable changes or adjustments as it deems necessary to the aggregate number of shares available under the 1999 Incentive Plan, the number of shares subject to each outstanding award and the exercise price of each outstanding option or Stock Appreciation Right.

        Awards under the 1999 Incentive Plan may be made in the form of (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock, (v) Phantom Stock and (vi) Stock Bonuses. Awards may be granted to such, officers, employees, directors and others expected to contribute to the long-term success of the Company and its subsidiaries as the Committee shall, in its discretion, select.

        The 1999 Incentive Plan is administered by the Committee, which consists of two or more persons each of whom is an "outside director" within the meaning of Section 162(m) of the Code and a non-employee director within the meaning of Rule 16b-3. The Committee is authorized, among other things, to construe, interpret and implement the provisions of the 1999 Incentive Plan, to select the persons to whom awards will be granted, to determine the terms and conditions of such awards and to make all other determinations deemed necessary or advisable for the administration of the 1999 Incentive Plan.

        AWARDS UNDER THE PLAN

        Stock Options. The Committee determines, and sets forth in the applicable award agreement, whether an Option is an Incentive Stock Option or a Non-Qualified Stock Option, the vesting schedule of each Option, and the expiration date of each Option; provided, however, no Incentive Stock Option shall be exercisable more than 10 years after the date of grant. The purchase price per share payable upon the exercise of an Option is established by the Committee, but the option exercise price shall in no event be less than the fair market value of a share of Common Stock on the date the Option is granted. Unless the applicable award agreement provides otherwise, an Option becomes cumulatively exercisable as to 25 percent of the shares covered thereby on each of the first, second, third and fourth anniversaries of the date of grant. Only individuals who are employees of the Company or any subsidiary of the Company as of the date of the grant are eligible to receive Incentive Stock Options.

        The option exercise price is payable (i) in cash, by certified check, bank cashier's check or wire transfer, (ii) subject to any restrictions imposed by securities laws, by delivering instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the full amount of the option exercise price, (iii) by delivering shares of Common Stock owned by the participant with appropriate stock powers, (iv) by electing to have the Company retain shares of Common Stock which would otherwise be issued on the exercise of the Option, (v) any combination of the foregoing forms or (vi) by such other payment method as the Committee may prescribe.

        Stock Appreciation Rights. Stock Appreciation Rights may be granted in connection with all or any part of, or independently of, any Option granted under the 1999 Incentive Plan. A Stock Appreciation Right granted independently of any Option will be subject to the same vesting rules as described above for Options. A Stock Appreciation Right granted in tandem with any stock Option will be exercisable only when and to the extent the Option to which it relates is exercisable. The grantee of a Stock Appreciation Right has the right to surrender the Stock Appreciation Right and receive from the Company, in cash, an amount equal to the excess of the fair market value of a share of Common Stock over the exercise price of the Stock Appreciation Right for each share of Common Stock in respect of which such Stock Appreciation Right is being exercised.

        Restricted Stock. The Committee may grant restricted shares of Common Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Committee shall determine in its discretion. Awards of Restricted Stock granted to Executive Officers of the Company are contingent on the attainment by the Company or a subsidiary of the Company, if applicable, of one or more pre-established performance goals (the "PERFORMANCE GOALS") established by the Committee. The Performance Goals may be based on the attainment by the Company (and/or its subsidiaries, if applicable) of any one or more of the following criteria: (i) a specified percentage return on total shareholder equity of the Company; (ii) a specified percentage increase in earnings per share from continuing operations of Common Stock; (iii) a specified percentage increase in net income of the Company; and
(iv) a specified percentage increase in profit before taxation of the Company.

        Phantom Stock. The Committee may grant shares of Phantom Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Committee shall determine in its discretion. If the requirements specified by the Committee are met, the grantee of such an award will receive a cash payment equal to the fair market value of the shares covered thereby plus the dividends that would have been paid on such shares had they actually been outstanding following the grant date. Awards of Phantom Stock granted to Executive Officers of the Company may are contingent on the attainment by the Company or a subsidiary of the Company, if applicable, of any one or more of the Performance Goals noted above.

        Stock Bonus. The Committee may grant bonuses comprised of shares of Common Stock free of restrictions to such persons, in such amounts, as the Committee shall determine in its discretion

        The Board may suspend, discontinue, revise, terminate or amend the 1999 Incentive Plan at any time; provided, however, that shareholder approval must be obtained if and to the extent that the Board deems it appropriate to satisfy
Section 162(m) of the Code, Section 422 of the Code, and any applicable rules of the Nasdaq National Market.

        CONDITIONS TO ISSUANCE OF COMMON STOCK

        The Company may, but is under no obligation to, effect the registration pursuant to the Securities Act of any interests in the 1999 Incentive Plan or any shares of Common Stock to be issued under the 1999 Incentive Plan or to effect similar compliance under any state laws. Moreover, the Company is not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the 1999 Incentive Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws and regulations of any governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof and of the applicable award agreement, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

PLAN BENEFITS

        The Company cannot now determine the exact number of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Phantom Stock and Stock Bonuses to be granted in the future to any of its officers, directors or employees. The following table sets forth the number of stock options granted to the Chief Executive Officer of the Company, the other executive officers of the Company whose aggregate compensation exceeded $100,000 during the Company's last fiscal year, all current executive officers as a group, all current directors who are not executive officers as a group, each person who received or is to receive five percent of the Options available under the 1999 Incentive Plan, and all employees other than executive officers as a group.

                                                            NUMBER OF SHARES
                                                               UNDERLYING
                                                         OPTIONS GRANTED TO DATE
                                                        UNDER THE 1999 INCENTIVE
            NAME OF INDIVIDUAL OR GROUP                           PLAN
                                                        ------------------------
Ransom H. Love, Chief Executive Officer(1)                       379,752

Drew A. Spencer, Chief Technology Officer                         67,813

All current executive officers as a group                      1,001,257

All current outside directors as a group                         450,000

All employees other than executive officers as a group         2,145,506

----------

        (1) Ransom H. Love has received in excess of 5% of the Options available for grant under the 1999 Incentive Plan.

INTEREST OF CERTAIN PERSON IN THE PLAN AMENDMENT

        In considering the Board's approval of the Plan Amendment, shareholders should be aware that members of the Board and officers of the Company may be among those who are granted Options under the 1999 Incentive Plan and that, as illustrated in the table above, officers and directors of the Company have to date been granted an aggregate of 1,451,257 Options under the 1999 Incentive Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a brief summary of the principal United States Federal income tax consequences relating to awards under the 1999 Incentive Plan. This discussion is based on currently existing provisions of the Code existing and proposed Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to shareholders described herein. Shareholders should be aware that this discussion does not deal with all United States Federal income tax considerations that may be relevant to an individual shareholder granted awards pursuant to the 1999 Incentive Plan. ACCORDINGLY, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES RELATING TO AWARDS UNDER THE 1999 INCENTIVE PLAN.

        Non-Qualified Stock Options. Generally, an optionee will not recognize any taxable income upon the grant of a Non-Qualified Stock Option. The Company will not be entitled to a tax deduction with respect to the grant of a Non-Qualified Stock Option. Upon exercise of a Non-Qualified Stock Option, the excess of the fair market value of the Common Stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the Common Stock received pursuant to the exercise of a Non-Qualified Stock Option will equal the sum of the compensation income recognized and the exercise price.

        In the event of a sale of Common Stock received upon the exercise of a Non-Qualified Stock Option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such Common Stock is more than one year.

        Incentive Stock Options. An optionee will not recognize any taxable income at the time of grant or timely exercise of an Incentive Stock Option and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an Incentive Stock Option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the optionee subsequently engages in a "disqualifying disposition," as described below.

        A sale or exchange by an optionee of shares acquired upon the exercise of an Incentive Stock Option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the Incentive Stock Option will result in any difference between the net sale proceeds and the exercise price being treated a long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the Incentive Stock Option or within one year from the date of transfer of the Incentive Stock Option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the Incentive Stock Option and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable reporting requirements, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain generally will qualify as capital gain and will not result in any deduction by the Company.

        Restricted Stock. A grantee will not recognize any income upon the receipt of Restricted Stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the Restricted Stock at the time of receipt. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the Restricted Stock are subject are removed, in an amount equal to the Fair market value of such shares on such date, less any amount paid for the shares. At that time the holder will recognize ordinary income, subject to applicable reporting and withholding requirements, and the Company generally will be entitled to a deduction in the same amount.

        Generally, upon a sale or other disposition of Restricted Stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

        Other Awards. The grant of a Stock Appreciation Right or Phantom Stock award will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such a right or award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, subject to applicable reporting and withholding requirements, and the Company generally will be entitled to a tax deduction in the same amount. A Stock Bonus generally will result in compensation income for the grantee and a tax deduction for the Company, equal to the Fair market value of the shares of Common Stock granted.

CERTAIN INFORMATION REGARDING BENEFICIAL OWNERS AND MANAGEMENT

Summary Executive Compensation Table

        The following table presents compensation information for the Company's most recent fiscal year, ended October 31, 1999, paid or accrued by the Company's Chief Executive Officer and each of its other executive officers whose salary and bonus for fiscal 1999 was more than $100,000.

                                   ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                            ----------------------------------     ---------------------------------------
                                                                             AWARDS              PAYOUTS
                                                                   ------------------------    -----------
                                                                   RESTRICTED    SECURITIES
      NAME AND                                                        STOCK      UNDERLYING       LTIP
 PRINCIPAL POSITION         YEAR       SALARY ($)     BONUS($)     AWARD(S)($)   OPTIONS(*)    PAYOUTS ($)
---------------------       ----       ----------     --------     -----------   ----------    -----------
Ransom H. Love,                         $106,077            --                     560,000
President and CEO

Drew A. Spencer, CTO                    $105,333            --                     100,000

----------

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in that column. The aggregate amount of perquisites and other personal benefits provided to each executive officer listed above is less than the lesser of $50,000 and 10% of his total annual salary and bonus.

Security Ownership of Certain Beneficial Owners and Management

        The following table presents information as to the beneficial ownership of the Company's Common Stock as of August 1, 2000 by:

            - Each shareholder known by us to be the beneficial owner of more than 5% of the Company's Common Stock;

            -   Each of the Company's directors;

            - Each executive officer listed in the Company's summary compensation table; and

            -   All directors and executive officers as a group.

        Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to the Company's knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of August 1, 2000 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                                            BENEFICIAL OWNERSHIP AS OF
                                                                                  AUGUST 1, 2000
                                                                       -----------------------------------
                                                                          NUMBER               PERCENTAGE
         NAME AND ADDRESS OF BENEFICIAL OWNER                           OF SHARES               OF CLASS*
-------------------------------------------------------------          ------------            -----------
The Canopy Group, Inc. ......................................          21,273,974(1)              54.5%
MTI Technology Corporation ..................................           5,333,333(2)              13.7

Ransom H. Love ..............................................             624,550(3)               1.6
Drew A. Spencer .............................................              83,907(4)                 *
Ralph J. Yarro, III .........................................              75,000(5)                 *
Dale R. Boyd ................................................                  --(6)                 *
John R. Egan ................................................             833,333(7)               2.1
Edward E. Iacobucci .........................................                  --(8)                 *
Raymond J. Noorda ...........................................          27,857,307(9)              71.4
Thomas P. Raimondi, Jr ......................................              50,000(10)                *
All 11 directors and executive officers as a group ..........          29,988,149(11)             75.2

----------

*    Less than 1%

(1) The address for The Canopy Group, Inc. is 240 West Center Street, Orem, Utah 84057.

(2) The address for MTI Technology Corporation is 4905 East La Palma Avenue, Anaheim, California 92807.

(3)  Consists of options to purchase 624,550 shares of Common Stock.

(4)  Consists of options to purchase 83,907 shares of Common Stock.

(5) Consists of options to purchase 75,000 shares of Common Stock. Mr. Yarro is President and Chief Executive Officer of The Canopy Group, Inc.

(6) Does not include options to purchase 100,000 shares of Common Stock granted to Mr. Boyd in March 2000.

(7) Consists of 833,333 shares of Common Stock held by Egan-Managed Capital, L.P. Does not include options to purchase 100,000 shares of Common Stock granted to Mr. Egan in March 2000. Mr. Egan is a managing partner of Egan-Managed Capital, L.P. Mr. Egan disclaims beneficial ownership of the shares held by Egan-Managed Capital, L.P., except to the extent of his pecuniary interest therein.

(8) Does not include options to purchase 100,000 shares of Common Stock granted to Mr. Iacobucci in March 2000.

(9) Includes 21,273,974 shares of Common Stock held by The Canopy Group, Inc. ("CANOPY"), 5,333,333 shares of Common Stock held by MTI Technology Corporation ("MTI"), and 1,250,000 shares held by Lineo, INC.("LINEO"). Mr. Noorda is chairman of the boards of directors of Canopy and MTI, and is a director of Lineo. Additionally, the Noorda Family Trust, of which Mr. Noorda and his spouse serve as co-trustees is the controlling shareholder of Canopy. Canopy holds approximately 45% of the outstanding Common Stock of MTI. Lineo is majority-owned by Canopy. By virtue of his holding corporate offices, his stock ownership and his service as co-trustee, all as described above, Mr. Noorda may be deemed to control Canopy, MTI and Lineo, and Mr. Noorda may be deemed to possess indirect beneficial ownership of the Common Stock held by Canopy, MTI and Lineo. Mr. Noorda disclaims beneficial ownership of such shares. The address for Mr. Noorda is c/o MTI Technology Corporation, 4905 East La Palma Avenue, Anaheim, California 92807.

(10) Consists of options to purchase 50,000 shares of Common Stock. Mr. Raimondi is President and Chief Executive Officer of MTI Technology Corporation. Mr. Raimondi disclaims beneficial ownership of the shares held by MTI Technology Corporation.

(11) See notes 3 through 11, as applicable. Includes an additional 464,052 shares issuable upon the exercise of options.

Option Grants in Last Fiscal Year

        The following table presents the grants of stock options under the Company's 1998 Stock Option Plan during fiscal 1999, ended October 31, 1999, to each of the Company's executive officers named in the Summary Compensation Table.

        All option grants under the 1998 Stock Option Plan are nonqualified stock options. Options expire ten years from the date of grant.

        The exercise price of each option granted is equal to the fair market value of a share of Common Stock, as determined by the Board on the date of grant. In fiscal 1999, the Company granted to its employees options to purchase a total of 3,106,566 shares of its Common Stock.

        Potential realizable values are computed by

            - Multiplying the number of shares of Common Stock subject to a given option by the exercise price per share,

            - Assuming that the aggregate option exercise price derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire 10 year term of the option, and

            - Subtracting from that result the aggregate option exercise price.

        The 5% and 10% assumed annual rates of stock price appreciation are required by rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices.

                                                                                               POTENTIAL REALIZABLE VALUE AT
                                                                                               ASSUMED ANNUAL RATES OF STOCK
                                           INDIVIDUAL GRANTS                                 PRICE APPRECIATION FOR OPTION TERM
                       -----------------------------------------------------------        ----------------------------------------
                                      PERCENT OF
                                        TOTAL
                        NUMBER OF      OPTIONS
                       SECURITIES     GRANTED TO        EXERCISE
                       UNDERLYING      EMPLOYEES       PRICE PER
                        OPTIONS        IN FISCAL         SHARE          EXPIRATION
      NAME              GRANTED          YEAR           ($/SHARE)          DATE              0%              5%              10%
---------------        --------       ----------       -----------      ----------        --------        --------        --------
Ransom H. Love           68,000           18.03%        $   1.00        12/28/2008              --        $ 42,765        $108,374
                        492,000                         $   1.00        6/3/2009          $ 61,500        $409,593        $943,636
Drew A. Spencer          45,000            3.22%        $   1.00        12/28/2008              --        $ 28,300        $ 71,718
                         55,000                         $   1.00        6/3/2009          $  6,875        $ 45,788        $105,488

Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

        None of the Company's executive officers exercised options during the year ended October 31, 1999. The following table presents the number of shares of Common Stock subject to vested and unvested stock options held as of October 31, 1999 by each of the Company's executive officers named in the Summary Compensation Table. Also presented are values of "in-the-money" options, which represent the positive difference between the exercise price of each outstanding stock option and the assumed market price of $8.00 per share on October 31, 1999.

                                                          NUMBER OF
                                                    SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                      SHARES         VALUE           AT OCTOBER 31, 1999            OCTOBER 31, 1999
                   ACQUIRED ON      REALIZED      -------------------------     -------------------------
       NAME          EXERCISE        ($)(1)         VESTED        UNVESTED        VESTED        UNVESTED
---------------    -----------     ----------     ----------     ----------     ----------     ----------
Ransom H. Love                                       377,233        182,767     $2,640,631     $1,279,369

Drew A. Spencer                                       27,083         72,917     $  189,581     $  510,419

Compensation of Directors

        The Company's directors do not receive cash compensation for their services as directors, although members are reimbursed for expenses in connection with attendance at board and committee meetings.

        In December 1999, the Board granted an option to Thomas P. Raimondi, Jr., to purchase 100,000 shares of Common Stock at an exercise price $6.00 per share, which vest over a two-year period. In August 1999, the Board granted options to Ralph J. Yarro, III to purchase 100,000 shares of Common Stock, which vest over a four-year period, and in December 1999, the Board granted Mr. Yarro options to purchase 50,000 shares of Common Stock, which vest over a two-year period, at a combined average exercise price of $2.67 per share. In March 2000, the Board granted options to purchase 100,000 shares of Common Stock to each of Dale R. Boyd, John R. Egan, and Edward Iacobucci at an exercise price of $7.00 per share. In each case, these options vest over a two-year period. The Company may grant its non-employee directors additional options in the future.

Employment Agreements

        The Company has not entered into employment agreements with any of its executive officers.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Committee has at any time been one of the Company's officers or employees. None of the Company's executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Committee.

        The Company did not have a compensation committee during fiscal 1999. Prior to the creation of the Committee, all compensation decisions were made by the Board, the members of which during fiscal 1999, consisted of Ralph J. Yarro, III, Raymond J. Noorda, Thomas P. Raimondi, Jr. and Ransom H. Love. Mr. Love, the only executive officer of the Company serving on the Board during fiscal 1999, did participate in deliberations by the Board regarding the compensation of executive officers of the Company but did not participate in such deliberations with respect to his own compensation. The Committee was formed on April 4, 2000 and currently consists of Ralph J. Yarro, III, Thomas P. Raimondi, Jr. and John R. Egan.

        The transactions described below represent certain transactions occurring or proposed since November 1, 1998 to which the Company was or will be a party; and in which any member of the Board who participated in deliberations with respect to executive officer compensation during fiscal 1999, or a member of such member's immediate family, had a material interest.

        RELATIONSHIP WITH CALDERA, INC.

        The Company began operations in 1994 as a business unit comprising substantially all of the operations of Caldera, Inc. In July 1996, through an asset purchase, Caldera, Inc. acquired an additional business unit which was not engaged in developing and marketing Linux software. Caldera, Inc. subsequently made the strategic determination to separate its two business lines into separate entities. Therefore, pursuant to an Asset Purchase and Sale Agreement dated as of September 1, 1998, as amended, by and between Caldera, Inc. and the Company, Caldera, Inc. sold to the Company certain assets of its Linux software business unit for $19.9 million, $15.0 million of which was paid in the form of a cash payment in fiscal year 1999, $36,174 of which was in the form of assumption of liabilities and $4.9 million of which was in the form of forgiveness of a note receivable from Caldera, Inc.

        On September 1, 1998, the Company entered into a sublease with Caldera, Inc. for office space in Orem, Utah. The sublease provides for annual rent of approximately $150,000 and terminates August 31, 2000.

        Ralph J. Yarro, III and Raymond J. Noorda were directors of Caldera, Inc. until Caldera, Inc. was merged into its parent, The Canopy Group, Inc. ("CANOPY"), during fiscal 2000. Until such merger, Caldera, Inc. was majority-owned by Canopy which holds more than 5% of the Common Stock. The Noorda Family Trust, of which Mr. Noorda and his spouse are co-trustees, is the controlling stockholder of Canopy.

        RELATIONSHIP WITH THE CANOPY GROUP, INC.

        Effective August 31, 1998, the Company sold 16,000,000 shares of Common Stock to Canopy for an aggregate purchase price of $21.0 million. Of this amount, $16.0 million was paid in cash ($519,000 in fiscal year 1998 and $15.5 million - non-interest bearing - in fiscal year 1999), and $4.9 million was in the form of a note receivable from Caldera, Inc., which Canopy transferred to the Company.

        Effective September 1, 1998, the Company entered into a convertible promissory note with Canopy. The note, which was secured by all of the Company's assets, was due on December 31, 1999. The note bore interest at the prime rate, less 1/2%, and was convertible into shares of Common Stock at $1.00 per share. A total of $4.8 million was advanced under the note. The principal balance, along with $455,000 of accrued interest was converted into 5,273,974 shares of Common Stock on August 19, 1999.

        Under a secured promissory note dated as of December 29, 1999, the Company borrowed $300,000 from Canopy. The note bears interest of 9.5% per annum and was payable upon demand or on January 14, 2000. The Company paid the note in full on January 5, 2000.

        Canopy holds more than 5% of the outstanding Common Stock. Raymond J. Noorda and his spouse are co-trustees of the Noorda Family Trust, which is the controlling stockholder of Canopy.

        The Company has adopted a 401(k) plan sponsored by Canopy for the Company's employees, under which the Company began making matching contributions on January 1, 2000. Subsequent to the Company's initial public offering of Common Stock the Company became the sponsor of the 401(k) plan effective as of January 1, 2000.

        Canopy, formerly NFT Ventures, is a venture capital company that invests primarily in start-up high technology companies that encourage the adoption, deployment and promotion of Linux. Canopy currently holds equity interests in companies in the fields of data storage and protection, Linux operating systems, data satellites, clustering, universal voice messaging, Java and eCommerce.

        As a result of an option agreement between Canopy and Ralph J. Yarro, III, which was subsequently rescinded (the "OPTION AGREEMENT"), the Company expensed a one-time compensation charge of approximately $372,000 during the quarter ending April 30, 2000. The Option Agreement allowed Mr. Yarro to purchase shares of Common Stock directly from Canopy. No shares were purchased under the Option Agreement. Mr. Yarro is the president and chief executive officer of Canopy.

        RELATIONSHIP WITH MTI TECHNOLOGY CORPORATION

        Effective July 27, 1999, the Company sold 5,333,333 shares of Common Stock to MTI Technology Corporation ("MTI") for an aggregate purchase price of $6.0 million. Of this amount, $3.0 million was paid at closing, $1.5 million was to be due at January 1, 2000, and $1.5 million is due at July 1, 2000. The first $1.5 million was paid early on November 15, 1999 in return for a waiver by the Company of accrued and future interest on the unpaid portions of the purchase price. The Company believes that the waiver of interest in consideration for the acceleration of payment was not more favorable to MTI than the terms the Company would have been able to negotiate with an unrelated party.

        On August 12, 1999, the Company entered into a Distribution and License Agreement with MTI (the "DISTRIBUTION AGREEMENT"). Under the Distribution Agreement, MTI includes as available for sale in its price book all of the Company's products, technology or services that are commercially available for sale, and the Company sells or licenses, as applicable, to MTI, and allows MTI to sell, re-sell, license, reproduce, use, distribute, sublicense, have made and prepare derivatives works of all of the Company's products, technology, or services that are commercially available. The Distribution Agreement is terminable by either party on 90 days prior written notice.

        The Company uses a computer system provided by MTI without charge. The computer system is valued at $105,000.

        MTI owns more than 5% of the outstanding Common Stock. Canopy holds more than 45% of the outstanding Common Stock of MTI. The Noorda Family Trust, of which Raymond J. Noorda and his spouse are co-trustees, is the controlling stockholder of Canopy. Mr. Noorda is chairman of the board of directors of MTI. Thomas P. Raimondi, Jr. is president and chief executive officer of MTI.

        RELATIONSHIP WITH LINEO, INC.

        The Company provides Open Linux to Lineo, Inc. ("LINEO") for inclusion in their embedded Linux products. In January 2000, the Company exchanged 1,250,000 shares of Common Stock with Lineo in return for 3,238,437 shares of Common Stock of Lineo. On May 11, 2000, Canopy transferred 1,761,563 shares of Lineo's common stock held by Canopy to the Company. As a result of this transaction, the Company currently holds a total of 5,000,000 shares of Lineo's common stock.

        Lineo is majority-owned by Canopy. The Noorda Family Trust, of which Raymond J. Noorda and his spouse are co-trustees, is the controlling stockholder of Canopy. Mr. Noorda, John R. Egan and Ralph T. Yarro, III are directors of Lineo.

        PREFERRED STOCK TRANSACTIONS

        Effective December 30, 1999, the Company entered into a conversion agreement with Canopy and MTI (the "CONVERSION AGREEMENT"). Under the Conversion Agreement, the Company issued and exchanged 5,273,974 shares of its Series A convertible preferred stock for 5,273,974 shares of Common Stock held by Canopy. The Company also issued and exchanged 1,322,172 shares of its Series A convertible preferred stock for 1,322,172 shares of Common Stock held by MTI.

        From December 31, 1999 through January 10, 2000, the Company issued an aggregate of 5,000,000 shares of its Series B convertible preferred stock at a purchase price of $6.00 per share to various investors including Chicago Venture Partners, Citrix Systems, Inc., Egan Managed-Capital, Novell, Inc., Sun Microsystems and The Santa Cruz Operation, Inc. All aspects of the Series B private placement were completed as of January 10, 2000. Under a voting agreement entered into in connection with the Series B financing (the "VOTING AGREEMENT"), the holders of the Series A convertible preferred stock and the holders of the Series B convertible preferred stock agreed to the size of the Board and the rights of certain of the holders to designate certain individuals for nomination as directors of the Company. The rights to designate members of the Board under the Voting Agreement terminated on March 20, 2000. The Company increased the size of the Board to nine directors pursuant to the Voting Agreement and all of the parties except Sun Microsystems designated directors. The Series A convertible preferred stock and the Series B convertible preferred stock were converted into shares of Common Stock on March 20, 2000.

        In connection with the Series B financing, the holders of the Series A convertible preferred stock and the holders of the Series B convertible preferred stock also entered into a Second Amended and Restated Investors Rights Agreement with the Company (the "INVESTORS RIGHTS AGREEMENT"), under which:

     - The Company is obligated to provide certain registration rights with respect to shares of its capital stock held by the other parties to the Investors Rights Agreement; and

     - The Company granted the other parties to the Investors Rights Agreement a right of first offer with respect to any future issuance and sale of shares of the Company's capital stock other than shares of Common Stock to be issued publicly. The right of first offer terminated on March 20, 2000.

                                                                      APPENDIX A

                                 AMENDMENT NO. 2

                                       TO

                        1999 OMNIBUS STOCK INCENTIVE PLAN

        This Amendment No. 2 to the 1999 Omnibus Stock Incentive Plan (this "Amendment") is executed by the undersigned, by and on behalf of Caldera Systems, Inc., a Delaware corporation (the "Company").

                                   BACKGROUND

The Company has adopted the Caldera Systems, Inc. 1999 Omnibus Stock Incentive Plan (the "1999 Plan"). The Company desires to amend the 1999 Plan in order to increase the number of shares of Common Stock reserved for issuance under the 1999 Plan. Capitalized terms used in this Amendment but not defined herein have the meaning set forth in the 1999 Plan.

                                    AMENDMENT

NOW, THEREFORE, the 1999 Plan is hereby amended as follows:

1. INCREASE IN NUMBER OF SHARES SUBJECT TO THE PLAN AND INDIVIDUAL LIMITATION. The first sentence of Section 3(a) of the Plan is hereby deleted in its entirety, and the following is inserted in its stead:

              Subject to adjustment under Section 3(c) below, the maximum number of shares of Common Stock that may be issued under the Plan shall be 6,405,238 shares, increased as of November 1 each year, beginning November 1, 2000, by three percent (3%) of the total number of shares of Common Stock that are issued and outstanding on the immediately preceding October 31st. Notwithstanding the foregoing, subject to adjustment under Section 3(c) below the number of shares of Common Stock that may be issued upon the exercise of Incentive Stock Options under the Plan shall in no event exceed 6,405,238 shares, increased as of November 1 each year, beginning November 1, 2000 and continuing through November 1, 2008, by 100,000 shares per year

2. Ratification. Except as specifically modified hereby, the Plan is hereby ratified and reaffirmed by the Company.

3. Effectiveness. No shares of Common Stock shall be issued or other Incentive Awards shall be permitted to be exercised in reliance upon this Amendment unless and until the shareholders have approved this Amendment and any waiting periods required by governing laws or regulations have passed..

        The undersigned, whom is the duly elected Secretary of the Board of Directors of the Company, hereby certifies that (i) the Board of Directors of the Company approved this Amendment on July 14, 2000, and (ii) the holders of a majority of the outstanding shares of Common Stock of the Company delivered to the Company a written consent approving this Amendment on July 14, 2000.


                                   Caldera Systems, Inc., a Delaware corporation


                                   By:  /s/ Richard Rife,
                                      ------------------------------------------
                                        Secretary of the Board of Directors
                                      ------------------------------------------